Company Number 4537833

No...109....... ....606 Shares

Peterborough Renewable Energy Limited

This is to Certify that Pacific Green Technologies Inc.
of 5205 Prospect Road, San Jose, California 95129, United States of America, is the Registered Proprietor of Six Hundred & Six (606) Ordinary Shares of £One each, in the above named Company, numbered from six hundred and seventy one to six hundred and eighty inclusive, subject to the Memorandum and Articles of Association of the Company, and that upon each of such Shares the sum of £One has been paid.

Given under the Common Seal of the above named Company this the 22nd day of November 2013.
OR under the signatures of a director and the secretary or alternatively two directors of the company in accordance with the provisions of section 36A(4) of the Companies Act 1985, there being no requirements for a common seal.

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}

Director/Secretary

NOTE - No transfer of any of the above mentioned Shares can be registered until this certificate has been deposited at the Company's Registered Office